NEWS RELEASE

FOR IMMEDIATE RELEASE

July 30, 2012

CAPITOL FEDERAL FINANCIAL, INC.
REPORTS THIRD QUARTER 2012 RESULTS

Topeka, KS - Capitol Federal Financial, Inc. (NASDAQ: CFFN) (the “Company”) announced results today for the quarter ended June 30, 2012.  Detailed results for the quarter will be available in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, which will be filed with the Securities and Exchange Commission (“SEC”) on or about August 3, 2012 and posted on our website, http://ir.capfed.com.

Highlights for the quarter include:

•	net income of $18.7 million,
•	repurchased 7,459,209 shares of common stock at an average price of $11.75 per share,
•	basic and diluted earnings per share of $0.12,
•	net interest margin of 2.00%,
•	paid dividends of $11.9 million, and
•	equity to total assets ratio of 19.5% at June 30, 2012.

Comparison of Operating Results for the Quarters Ended June 30, 2012 and March 31, 2012

For the quarter ended June 30, 2012, the Company recognized net income of $18.7 million, compared to net income of $19.3 million for the quarter ended March 31, 2012.  The $642 thousand, or 3.3%, decrease in net income was due primarily to a decrease in net interest income of $1.3 million, or 2.7%, and an increase in other expenses of $936 thousand, or 4.3%, partially offset by a decrease in the provision for credit losses of $1.5 million.

The net interest margin decreased six basis points, from 2.06% for the prior quarter to 2.00% for the current quarter, due primarily to a decrease in the weighted average yield on loans, partially offset by a decrease in the cost of funds, specifically the certificate of deposit portfolio and Federal Home Loan Bank (“FHLB”) advances.

Total interest and dividend income for the current quarter was $80.6 million compared to $83.3 million for the prior quarter.  The $2.7 million, or 3.2%, decrease was primarily a result of decreases in interest income on loans receivable and investment securities.

Interest income on loans receivable was $57.5 million for the current quarter, compared to $59.8 million for the prior quarter.  The $2.3 million, or 3.7%, decrease was due primarily to a 16 basis point decrease in the weighted average yield to 4.41% for the current quarter.  The decrease in the weighted average yield was due to loan endorsements and refinances, along with originations and purchases at rates that were lower than the average rate of the existing loan portfolio.

Interest income on investment securities decreased $332 thousand, or 8.1%, primarily due to an eight basis point decrease in the average yield to 1.23% for the current quarter.  The decrease in the average yield was due primarily to a decrease in discount accretion on trust preferred securities as compared to the prior quarter, as well as to the maturity of securities late during the prior quarter with yields greater than the average yield on the existing portfolio.

Total interest expense decreased $1.3 million, or 3.8%, to $34.5 million for the current quarter from $35.8 million for the prior quarter.  The decrease in interest expense was due to a $767 thousand, or 6.5%, decrease in interest expense on deposits, and to a $584 thousand, or 2.9%, decrease in interest expense on FHLB advances.

Interest expense on deposits was $11.1 million for the current quarter, compared to $11.8 million for the prior quarter.  The $767 thousand decrease in interest expense on deposits was due primarily to a decrease of 11 basis points in the average rate paid on the certificate of deposit portfolio, from 1.64% for the prior quarter to 1.53% for the current quarter, as the portfolio continued to reprice to lower market rates.  The average rate paid on total deposits decreased eight basis points, to 0.97%, during the quarter.

Interest expense on FHLB advances was $19.9 million for the current quarter, compared to $20.4 million for the prior quarter.  The $584 thousand decrease in interest expense was due to a decrease of nine basis points in the average rate paid to 3.16% for the current quarter.  The decrease in the average rate paid for the current quarter was due to a full quarter impact of $200.0 million of FHLB advances that were refinanced and $150.0 million that were renewed to lower current market rates, both in the prior quarter.

The Bank did not record a provision for credit losses during the current quarter, compared to a provision of $1.5 million for the prior quarter, due to the continued improvement in the performance of our loan portfolio and a continued decline in the level of charge-offs.  Loans 90 or more days delinquent decreased $3.6 million, or 14.3%, from $25.3 million at March 31, 2012 to $21.6 million at June 30, 2012.  Net charge-offs during the current quarter were $782 thousand compared to $1.0 million in the prior quarter, excluding the $3.5 million of specific valuation allowances (“SVAs”) charged-off during the prior quarter as a result of implementing a loan charge-off policy change as the requirements for Office of the Comptroller of Currency (“OCC”) Call Reports, which Capitol Federal Savings Bank began filing in the prior quarter, do not permit the use of SVAs.

Total other expense was $22.9 million for the current quarter compared to $22.0 million for the prior quarter.  The $936 thousand, or 4.3%, increase between periods was due primarily to a $931 thousand increase in salaries and employee benefits expense.  The increase in salaries and employee benefits expense during the current quarter was due primarily to an increase in payroll expense, officer bonus expense, and stock based compensation expense related to 2012 Equity Incentive Plan grants issued during the current quarter.  Other real estate owned (“OREO”) operations expense, net was $780 thousand for the current quarter, compared to $865 thousand for the prior quarter.

Income tax expense was $10.7 million for the current quarter, compared to $10.9 million for the prior quarter.  The effective income tax rate for the current quarter was 36.4% compared to 36.0% for the prior quarter.

Comparison of Operating Results for the Nine Months Ended June 30, 2012 and 2011

Net income for the nine months ended June 30, 2012 was $56.8 million, compared to $21.6 million for the nine months ended June 30, 2011. The $35.2 million increase for the current year was due primarily to the $40.0 million ($26.0 million, net of income tax benefit) contribution to the Capitol Federal Foundation in connection with the second step conversion and stock offering completed in December 2010 (the “corporate reorganization”).  Additionally, net interest income increased $14.1 million, or 11.3%, from $124.9 million for the prior year nine month period to $139.0 million for the current year nine month period.  The increase in net interest income was due primarily to a decrease in interest expense of $25.7 million, or 19.0%, partially offset by a decrease in interest income of $11.6 million, or 4.4%.  The net interest margin increased 19 basis points, to 2.01% for the current nine month period.  The increase was largely due to the decrease in interest expense on the certificate of deposit portfolio, FHLB advances, and other borrowings, partially offset by a decrease in interest income on loans receivable.

The following table presents selected financial results and performance ratios for the Company for the nine months ended June 30, 2012 and 2011.  Because of the magnitude and non-recurring nature of the $40.0 million contribution to the Foundation in connection with the corporate reorganization, management believes it is important for comparability purposes to present selected financial results and performance ratios excluding the contribution to the Foundation.  The adjusted financial results and ratios for the nine months ended June 30, 2011 are not presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

	For the Nine Months Ended
		June 30, 2011
	June 30,	Actual	Contribution	Adjusted (1)
	2012	(GAAP)	to Foundation	(Non-GAAP)
		(Dollars in thousands, except per share data)
Net income (loss)	$56,777	$21,637	$(26,000)	$47,637
Operating expenses	66,941	109,295	40,000	69,295
Basic earnings (loss) per share	0.35	0.13	(0.16)	0.29
Diluted earnings (loss) per share	0.35	0.13	(0.16)	0.29

Return on average assets (annualized)	0.80%	0.31%	(0.37)%	0.68%
Return on average equity (annualized)	3.94	1.72	(2.07)	3.79
Operating expense ratio	0.95	1.55	0.57	0.98
Efficiency ratio	42.52%	76.20%	27.89%	48.31%

(1)The adjusted financial results and ratios are not presented in accordance with GAAP as the amounts and ratios exclude the effect of the contribution to the Foundation, net of income tax benefit. The contribution to the Foundation of $26.0 million takes into account the $14.0 million of income tax benefit associated with the $40.0 million contribution.

Total interest and dividend income for the current nine month period was $248.7 million compared to $260.3 million for the prior year nine month period.  The $11.6 million, or 4.4%, decrease was primarily a result of a decrease in interest income on loans receivable of $11.9 million.

Interest income on loans receivable was $178.0 million for the current nine month period, compared to $189.9 for the prior year nine month period.  The $11.9 million, or 6.3%, decrease in interest income on loans receivable was the result of a 38 basis point decrease in the average yield to 4.55% for the current nine month period, slightly offset by an increase of $76.8 million in the average balance of the portfolio.  The decrease in the weighted average yield was due to a significant amount of loan endorsements and refinances at current market rates, along with originations and purchases at current market rates, which were lower than the average yield of the existing portfolio.

Interest income on mortgage-backed securities (“MBS”) was $54.7 million for the current nine month period, compared to $52.4 million for the prior year nine month period.  The $2.3 million increase in interest income on MBS was a result of a $510.8 million increase in the average balance of the portfolio, partially offset by a decrease of 62 basis points in the weighted average yield to 2.96% for the current nine month period.  The increase in the average balance was a result of purchases funded primarily by the proceeds from the corporate reorganization and partially from cash flows from the investment securities portfolio.  The weighted average yield decreased between the two periods due to purchases of MBS at market rates which were at a lower average yield than the existing portfolio between the two periods.

Interest income on investment securities was $12.5 million for the current nine month period, compared to $14.6 million for the prior year nine month period.  The $2.1 million decrease was due to a decrease in the average balance of $285.3 million, partially offset by an increase in the weighted average yield of five basis points to 1.29% for the current nine month period.  The decrease in the average balance was due to calls and maturities not being replaced in their entirety; the cash flows were instead used to fund MBS purchases and repurchase common stock.

Interest expense decreased $25.7 million, or 19.0%, to $109.7 million for the current nine month period, from $135.4 million for the prior year period.  The decrease in interest expense was due to a decrease in interest expense on deposits of $13.3 million, or 27.1%, other borrowings of $7.4 million, or 39.4%, and FHLB advances of $5.0 million, or 7.4%.

Interest expense on deposits decreased $13.3 million to $35.7 million for the current nine month period, from $49.0 million for the prior year nine month period due primarily to a 42 basis point decrease in the average rate paid on the certificate of deposit portfolio, to 1.65%, as the portfolio continued to reprice to lower market rates, as well as a $195.8 million decrease in the average balance of the portfolio.  The decrease in the average balance was due primarily to a decrease in certificates with original term-to-maturity of 18 to 35 months, as well as the maturity and payout of one retail certificate of deposit related to a legal settlement to which the Bank was not a party.  The decreases were partially offset by an increase in certificates with original term-to-maturity of 36 months or greater. Additionally, the average rate paid on all of our other categories of deposits decreased as well.  The average rate paid on our money market portfolio decreased 22 basis points to an average rate of 0.33% for the current nine month period, and the savings portfolio decreased 35 basis points to an average rate of 0.17% for the current nine month period.

Interest expense on FHLB advances decreased $5.0 million to $62.6 million for the current nine month period, from $67.6 million for the prior year nine month period due to a decrease of 45 basis points in the average rate paid, from 3.80% for the prior year nine month period to 3.35% for the current nine month period.  The decrease in the average rate paid was due primarily to advances that were renewed/prepaid between the two period ends.  The decrease in interest expense was partially offset by an increase of $122.9 million in the average balance of FHLB advances as some maturing repurchase agreements were replaced with advances as the rates on the advances were more favorable than comparable repurchase agreements.  Additionally, $76.0 million of advances with a weighted average contractual rate of 5.31% matured and were not renewed.

Interest expense on other borrowings decreased $7.4 million to $11.4 million for the current nine month period, from $18.8 million for the prior year nine month period due primarily to a $245.4 million decrease in the average balance.  The decrease in the average balance was due primarily to $200.0 million of repurchase agreements maturing between periods, some of which were replaced with FHLB advances, and $50.0 million of which was not replaced.

The Bank recorded a provision for credit losses of $2.4 million in the prior year nine month period, compared to a provision for credit losses of $2.0 million in the current nine month period.  The provision for credit loss amount in the current nine month period was composed of the replenishment of allowance for credit losses (“ACL”) for $1.0 million of charge-offs, primarily on bulk purchased loans, while the remaining $1.0 million was primarily related to the increase in and/or establishment of ACL on new delinquent and classified loans and adjustments to the formula analysis model in the first quarter of the current fiscal year.

Total other expenses for the current nine month period were $66.9 million, compared to $109.3 million in the prior year nine month period.  The $42.4 million, or 38.8%, decrease was due primarily to a $40.0 million cash contribution to the Foundation in connection with the corporate reorganization in December 2010.  Other expenses, net decreased $1.4 million, or 13.6%, primarily due to an impairment and valuation allowance taken on the mortgage-servicing rights asset in the prior year nine month period and a decrease in expenses related to OREO operations, net.  Expenses related to OREO operations, net in the current nine month period was $2.3 million compared to $2.6 million in the prior year nine month period.  Over the past 12 months, OREO properties were owned by the Bank, on average, for approximately six months before they were sold.

Income tax expense for the current nine month period was $31.7 million compared to $10.1 million in the prior year nine month period.  The increase in income tax expense between the periods was primarily a result of the $40.0 million contribution to the Foundation in the prior year nine month period, which resulted in $14.0 million of income tax benefit, along with overall higher pretax income in the current period.  The effective tax rate for the current nine month period was 35.8% compared to 31.8% in the prior year nine month period.  The difference in the effective tax rate between periods was due primarily to a $686 thousand tax return to tax provision adjustment in the prior year nine month period.  Excluding that adjustment, the effective income tax rate would have been 34.0% for the prior year nine month period.  Additionally, the effective tax rate in the prior year nine month period included higher deductible expenses that were associated with the Employee Stock Ownership Plan (“ESOP”), due to the new ESOP loan and the $0.60 per share welcome dividend paid in March 2011.

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2012	2012	2012	2011
INTEREST AND DIVIDEND INCOME:
Loans receivable	$57,547	$59,785	$178,007	$189,890
Mortgage-backed securities	18,144	18,169	54,686	52,379
Investment securities	3,783	4,115	12,535	14,621
Capital stock of FHLB	1,111	1,111	3,313	2,710
Cash and cash equivalents	60	94	205	671
Total interest and dividend income	80,645	83,274	248,746	260,271

INTEREST EXPENSE:
FHLB advances	19,859	20,443	62,641	67,638
Deposits	11,068	11,835	35,690	48,966
Other borrowings	3,530	3,530	11,387	18,798
Total interest expense	34,457	35,808	109,718	135,402

NET INTEREST INCOME	46,188	47,466	139,028	124,869

PROVISION FOR CREDIT LOSSES	--	1,500	2,040	2,410
NET INTEREST INCOME AFTER
PROVISION FOR CREDIT LOSSES	46,188	45,966	136,988	122,459

OTHER INCOME:
Retail fees and charges	3,940	3,854	11,958	11,465
Insurance commissions	870	774	2,213	2,254
Loan fees	499	560	1,634	1,865
Income from bank-owned life insurance ("BOLI")	334	387	1,133	1,348
Other income, net	437	597	1,466	1,629
Total other income	6,080	6,172	18,404	18,561

OTHER EXPENSES:
Salaries and employee benefits	11,517	10,586	32,690	33,104
Communications, information technology, and occupancy	4,093	3,925	11,927	12,021
Regulatory and outside services	1,148	1,113	3,696	3,571
Deposit and loan transaction costs	1,357	1,245	3,862	3,659
Federal insurance premium	1,133	1,084	3,309	4,144
Advertising and promotional	923	841	2,674	2,634
Contribution to Capitol Federal Foundation	--	--	--	40,000
Other expenses, net	2,734	3,175	8,783	10,162
Total other expenses	22,905	21,969	66,941	109,295
INCOME BEFORE INCOME TAX EXPENSE	29,363	30,169	88,451	31,725
INCOME TAX EXPENSE	10,690	10,854	31,674	10,088
NET INCOME	$18,673	$19,315	$56,777	$21,637

   The following is a reconciliation of the basic and diluted earnings per share calculations for the time periods noted.

	For the Three Months Ended		For the Nine Months Ended
	June 30,	March 31,	June 30,
	2012	2012	2012	2011
	(Dollars in thousands, except per share data)
Net income	$18,673	$19,315	$56,777	$21,637
Income allocated to participating securities (unvested restricted stock)(1)	(23)	--	(25)	--
Net income available to common stockholders	18,650	19,315	56,752	21,637

Average common shares outstanding	156,684,512	161,582,102	160,069,365	162,783,841
Average committed ESOP shares outstanding	277,512	139,514	139,005	125,032
Total basic average common shares outstanding	156,962,024	161,721,616	160,208,370	162,908,873

Effect of dilutive restricted stock	--	1,982	--	2,516
Effect of dilutive stock options	4,012	4,020	3,906	4,990

Total diluted average common shares outstanding	156,966,036	161,727,618	160,212,276	162,916,379

Net earnings per share:
Basic	$0.12	$0.12	$0.35	$0.13
Diluted	$0.12	$0.12	$0.35	$0.13

Antidilutive stock options and restricted stock, excluded
from the diluted average common shares
outstanding calculation	1,458,510	881,128	1,074,543	895,025

(1)Income allocated to participating securities (unvested restricted stock) was inconsequential for the three months ended March 31, 2012, and nine month ended June 30, 2011.

Financial Condition as of June 30, 2012

Assets

Total assets decreased $30.2 million, from $9.45 billion at September 30, 2011 to $9.42 billion at June 30, 2012, due primarily to a $150.3 million decrease in the securities portfolio, partially offset by an increase of $60.3 million in loans receivable and an increase in cash and cash equivalents of $51.9 million.

During the current fiscal year, the Company used proceeds from maturing investment securities to repurchase $113.7 million, or 9,658,309 shares, of common stock.  At June 30, 2012,  the Company had $274.9 million on deposit with the Bank and $120.4 million in investment securities with a weighted average life (“WAL”) of 0.3 years.

The net loans receivable portfolio increased $60.3 million, or at an annualized rate of 1.6%, to $5.21 billion at June 30, 2012, from $5.15 billion at September 30, 2011.  The increase in loans receivable was due primarily to an increase in the one- to four-family portfolio as a result of originations and correspondent loan purchases.

The following table presents the principal balance of delinquent and non-performing loans, OREO and related ratios as of the dates presented.  In accordance with the OCC Call Report requirements, troubled debt restructurings (“TDRs”) that were either nonaccrual or did not receive a credit evaluation prior to the restructuring and have not made six consecutive monthly payments per the restructured loan terms are reported as nonaccrual loans at June 30, 2012.  This change occurred during the quarter ended March 31, 2012, as it was the first quarter the Bank was required to file a Call Report.

	June 30, 2012	September 30, 2011
	(Dollars in thousands)
Loans 30 to 89 days delinquent	$23,775	$26,760
Non-performing loans (1)	25,844	26,507
OREO	9,913	11,321
Non-performing loans to total loans	0.50%	0.51%
Non-performing assets to total assets	0.38%	0.40%

(1)    Included in the non-performing amount at June 30, 2012 are $604 thousand of TDRs that are also reported in the 30 to 89 days delinquent category, and $3.6 million that are currently performing in accordance with the restructured terms but have not made six consecutive monthly payments per the restructured loan terms.

Liabilities

Total liabilities increased $76.5 million, from $7.51 billion at September 30, 2011 to $7.59 billion at June 30, 2012.  The increase in total liabilities was due primarily a $97.3 million increase in deposits.  The increase in the deposit portfolio was led by a $55.8 million increase in the checking portfolio and a $32.9 million increase in the money market portfolio.  Additionally, during the first quarter of fiscal year 2012, a $150.0 million repurchase agreement matured and was replaced with a $150.0 million fixed-rate FHLB advance, which accounts for the majority of the balance changes in both portfolios.

Stockholders’ equity

Stockholders’ equity decreased $106.7 million, from $1.94 billion at September 30, 2011 to $1.83 billion at June 30, 2012.  The decrease was due primarily to the repurchase of common stock for $113.7 million and dividends paid of $52.4 million, partially offset by net income of $56.8 million.

The $52.4 million of dividend payments consisted of three quarterly dividends totaling  $36.2 million and a special dividend of $16.2 million related to fiscal year 2011 earnings, per the Company’s dividend policy.  Dividend payments depend upon a number of factors including the Company’s financial condition and results of operations, the Bank’s regulatory capital requirements, regulatory limitations on the Bank’s ability to make capital distributions to the Company, and the amount of cash at the holding company.  On July 20, 2012, the Company declared a quarterly cash dividend of $0.075 per share, payable on  August 17, 2012.

The following table presents the balance of stockholders’ equity and related information as of the dates presented.

	June 30, 2012	September 30, 2011
	(Dollars in thousands)
Stockholders' equity	$1,832,858	$1,939,529
Equity to total assets at end of period	19.5%	20.5%

The following table presents a reconciliation of total and net shares outstanding as of June 30, 2012.

Total shares outstanding	158,203,649
Less unallocated ESOP shares and unvested restricted stock	(5,509,694)
Net shares outstanding	152,693,955

In December 2011, the Company announced that the Board of Directors approved the repurchase of up to $193.0 million of the Company’s common stock.  The Company began repurchasing common stock during the prior quarter and had repurchased 2,199,100 shares at an average price of $11.85 per share through March 31, 2012.  During the quarter ended June 30, 2012, the Company repurchased 7,459,209 shares at an average price of $11.75 per share.  Subsequent to June 30, 2012, the Company repurchased 610,712 shares at an average price of $11.91 per share, bringing the total number of shares repurchased during fiscal year 2012 to 10,269,021, with an average price paid of $11.78 per share.

During the current quarter, there were grants of stock options and restricted stock under the 2012 Equity Incentive Plan.  The following table presents the future compensation expense expected to be recognized during each fiscal year presented as a result of grants during the current quarter.

	Stock	Restricted
Fiscal Year	Options	Stock	Total
	(Dollars in thousands)
2012	$290	$744	$1,034
2013	505	1,223	1,728
2014	431	1,038	1,469
2015	431	1,038	1,469
2016	121	290	411
	$1,778	$4,333	$6,111

CAPITOL FEDERAL FINANCIAL, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS (Unaudited)

(Dollars in thousands)

	June 30,	September 30,
	2012	2011
ASSETS:
Cash and cash equivalents (includes interest-earning deposits of $153,606 and $105,292)	$172,948	$121,070
Securities:
Available-for-sale (“AFS”) at estimated fair value (amortized cost of $1,593,725 and $1,443,529)	1,632,297	1,486,439
Held-to-maturity (“HTM”) at amortized cost (estimated fair value of $2,143,961 and $2,434,392)	2,073,951	2,370,117
Loans receivable, net (of ACL of $11,777 and $15,465)	5,209,990	5,149,734
BOLI	57,667	56,534
Capital stock of FHLB, at cost	131,437	126,877
Accrued interest receivable	27,416	29,316
Premises and equipment, net	54,707	48,423
OREO	9,913	11,321
Other assets	50,288	50,968
TOTAL ASSETS	$9,420,614	$9,450,799

LIABILITIES:
Deposits	$4,592,437	$4,495,173
Advances from FHLB, net	2,527,903	2,379,462
Other borrowings	365,000	515,000
Advance payments by borrowers for taxes and insurance	32,231	55,138
Income taxes payable	2,763	2,289
Deferred income tax liabilities, net	22,584	20,447
Accounts payable and accrued expenses	44,838	43,761
Total liabilities	7,587,756	7,511,270

STOCKHOLDERS’ EQUITY:
Preferred stock ($0.01 par value) 100,000,000 shares authorized; none issued	--	--
Common stock ($0.01 par value) 1,400,000,000 shares authorized;
158,203,649 and 167,498,133 shares issued and outstanding
as of June 30, 2012 and September 30, 2011, respectively	1,582	1,675
Additional paid-in capital	1,315,352	1,392,567
Unearned compensation, ESOP	(48,318)	(50,547)
Retained earnings	540,253	569,127
Accumulated other comprehensive income, net of tax	23,989	26,707
Total stockholders’ equity	1,832,858	1,939,529
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,420,614	$9,450,799

Regulatory Capital

Consistent with our goal to operate a sound and profitable financial institution, we actively seek to maintain a “well-capitalized” status for the Bank in accordance with regulatory standards.  As of June 30, 2012, the Bank exceeded all regulatory capital requirements.  The following table presents the Bank’s regulatory capital ratios at June 30, 2012 based upon regulatory guidelines.

		Regulatory
		Requirement For
	Bank	“Well-Capitalized”
	Ratios	Status
Tier 1 (core) capital	14.6%	5.0%
Tier 1 (core) risk-based capital	37.7%	6.0%
Total risk-based capital	38.1%	10.0%

A reconciliation of the Bank’s equity under GAAP to regulatory capital amounts as of June 30, 2012 is as follows (dollars in thousands):

Total Bank equity as reported under GAAP	$1,379,455
Unrealized gains on AFS securities	(23,891)
Other	(77)
Total tangible and core capital	1,355,487
ACL	11,777
Total risk-based capital	$1,367,264

Capitol Federal Financial, Inc. is the holding company for Capitol Federal Savings Bank.  Capitol Federal Savings Bank has 45 branch locations in Kansas and Missouri.  Capitol Federal Savings Bank is one of the largest residential lenders in the State of Kansas.  News and other information about the Company can be found on the Internet at the Bank’s website, http://www.capfed.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies and other governmental initiatives affecting the financial services industry, fluctuations in interest rates, demand for loans in the Company’s market area, the future earnings and capital levels of Capitol Federal Savings Bank, which would affect the ability of the Capitol Federal Financial, Inc. to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in Capitol Federal Financial, Inc.’s SEC reports.  Actual results in future periods may differ materially from those currently expected.  These forward-looking statements represent Capitol Federal Financial, Inc.’s judgment as of the date of this release.  Capitol Federal Financial, Inc. disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President,	Executive Vice President,
Investor Relations	Chief Financial Officer and Treasurer
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com

Supplemental Financial Information

Loan Portfolio

The following table presents information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for undisbursed loan funds, unearned loan fees and deferred costs, and the ACL) as of June 30, 2012.

	June 30, 2012
		Average	% of
	Amount	Rate	Total
	(Dollars in thousands)
Real Estate Loans:
One- to four-family	$4,995,840	4.32%	95.0%
Multi-family and commercial	49,755	6.11	1.0
Construction	52,163	4.14	1.0
Total real estate loans	5,097,758	4.34	97.0

Consumer Loans:
Home equity	152,301	5.43	2.9
Other	6,744	4.76	0.1
Total consumer loans	159,045	5.40	3.0
Total loans receivable	5,256,803	4.37%	100.0%

Less:
Undisbursed loan funds	25,451
ACL	11,777
Discounts/unearned loan fees	21,246
Premiums/deferred costs	(11,661)
Total loans receivable, net	$5,209,990

The following table summarizes the activity in the loan portfolio for the periods indicated, excluding changes in loans in process, deferred fees, and ACL.  Loans that were paid-off as a result of refinances are included in repayments.  Loan endorsements are not included in the activity in the following table because a new loan is not generated at the time of the endorsement.  The endorsed balance and rate are, however, included in the ending loan portfolio balance and rate.

	For the Three Months Ended
	June 30, 2012		March 31, 2012		December 31, 2011		September 30, 2011
	Amount	Rate	Amount	Rate	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,275,296	4.45%	$5,282,485	4.53%	$5,195,876	4.69%	$5,211,991	4.79%
Originations and refinances:
Fixed	151,724	3.78	139,295	3.79	180,198	3.77	141,123	4.11
Adjustable	42,802	3.74	41,139	3.67	57,321	3.52	47,009	3.77
Purchases and Participations:
Fixed	34,567	3.94	31,165	4.29	44,800	4.03	29,585	4.47
Adjustable	12,722	3.00	16,426	3.07	53,206	3.79	13,864	3.49
Repayments	(256,221)		(228,203)		(247,928)		(244,512)
Principal charge-offs, net(1)	(782)		(4,546)		(7)		(95)
Other(2)	(3,305)		(2,465)		(981)		(3,089)
Ending balance	$5,256,803	4.37%	$5,275,296	4.45%	$5,282,485	4.53%	$5,195,876	4.69%

	For the Nine Months Ended
	June 30, 2012		June 30, 2011
	Amount	Rate	Amount	Rate
	(Dollars in thousands)
Beginning balance	$5,195,876	4.69%	$5,209,313	5.07%
Originations and refinances:
Fixed	471,217	3.78	516,961	4.26
Adjustable	141,262	3.63	132,152	3.98
Purchases and Participations:
Fixed	110,532	4.07	123,475	5.31
Adjustable	82,354	3.52	15,047	3.70
Repayments	(732,352)		(774,700)
Principal charge-offs, net(1)	(5,335)		--
Other(2)	(6,751)		(10,257)
Ending balance	$5,256,803	4.37%	$5,211,991	4.79%

(1)Principal charge-offs, net represent potential loss amounts that reduce the unpaid principal balance of a loan.
(2)“Other” consists of transfers to OREO, endorsement fees advanced and reductions in commitments.

The following table presents the principal balance, weighted average credit score, loan-to-value (“LTV”) ratio, and the average principal balance for our one- to four-family loans at the dates presented.  Credit scores are typically updated in the last month of the quarter and are obtained from a nationally recognized consumer rating agency.  The LTV ratios were based on the current loan balance and either the lesser of the purchase price or original appraisal, or the most recent bank appraisal, broker price opinion or automated valuation model.  In most cases, the most recent appraisal was obtained at the time of origination.

	June 30, 2012
	Balance	Credit Score	LTV	Average Balance
	(Dollars in thousands)
Originated	$4,027,991	764	65%	$124
Correspondent purchases	492,401	761	64	317
Bulk purchases	475,448	739	58	245
	$4,995,840	761	64%	$139

	September 30, 2011
	Balance	Credit Score	LTV	Average Balance
	(Dollars in thousands)
Originated	$3,986,957	763	66%	$123
Correspondent purchases	396,063	759	64	290
Bulk purchases	535,758	740	60	252
	$4,918,778	760	65%	$137

Loan Originations

The following table presents loan origination, refinance, and purchase activity for the quarterly periods indicated, excluding endorsement activity.  During the quarter, the Bank endorsed $136.4 million of one-to four-family loans, which reduced the average rate on those loans 110 basis points.    Effective during the quarter just completed, the Bank will no longer offer the option to advance the fee to endorse loans.  It is likely that the Bank’s new requirement to have the borrower pay the endorsement fee reduced the volume of endorsements during the quarter.  One-to four-family endorsement volume was $340.8 million for the quarter ended December 31, 2011, and $230.3 million for the quarter ended March 31, 2012.  Loan originations, purchases and refinances are reported together.  The fixed-rate one- to four-family loans less than or equal to 15 years have an original maturity at origination of less than or equal to 15 years, while fixed-rate one- to four-family loans greater than 15 years have an original maturity at origination of greater than 15 years.  The adjustable-rate one- to four-family loans less than or equal to 36 months have a term to first reset of less than or equal to 36 months at origination and adjustable-rate one- to four-family loans greater than 36 months have a term to first reset of greater than 36 months at origination.

	For the Three Months Ended			For the Nine Months Ended
	June 30, 2012			June 30, 2012
	Amount	Rate	% of Total	Amount	Rate	% of Total
Fixed-Rate:	(Dollars in thousands)
One- to four-family:
<= 15 years	$49,624	3.36%	20.5%	$221,730	3.41%	27.5%
> 15 years	135,642	3.95	56.1	357,258	4.07	44.4
Home equity	570	6.52	0.2	1,577	6.94	0.2
Other	455	6.57	0.2	1,184	7.11	0.1
Total fixed-rate	186,291	3.81	77.0	581,749	3.84	72.2

Adjustable-Rate:
One- to four-family:
<= 36 months	1,255	2.44	0.5	6,369	2.53	0.8
> 36 months	34,091	2.87	14.1	148,055	3.05	18.4
Multi-family and commercial real estate	--	--	--	13,975	5.00	1.7
Home equity	19,751	4.86	8.2	53,214	4.86	6.6
Other	427	3.21	0.2	2,003	3.31	0.3
Total adjustable-rate	55,524	3.57	23.0	223,616	3.59	27.8

Total originations, refinances and purchases	$241,815	3.75%	100.0%	$805,365	3.77%	100.0%

Purchased and participation loans included above:
Fixed-Rate:
Correspondent - one- to four-family	$34,567	3.94%		$110,007	4.08%
Bulk - one- to four-family	--	--		392	3.25
Participations - commercial real estate	--	--		--	--
Participations - other	--	--		133	2.57
Total fixed-rate purchases/participations	34,567	3.94		110,532	4.07

Adjustable-Rate:
Correspondent - one- to four-family	12,722	3.00		48,511	3.08
Bulk - one- to four-family	--	--		19,868	3.55
Participations - commercial real estate	--	--		13,975	5.00
Total adjustable-rate purchases/participations	12,722	3.00		82,354	3.52
Total purchased/participation loans	$47,289	3.69%		$192,886	3.84%

The following table presents the origination, refinance and purchase activity in our one- to four-family loan portfolio, excluding endorsement activity, for the three months ended June 30, 2012 and March 31, 2012.

	For the Three Months Ended			For the Three Months Ended
	June 30, 2012			March 31, 2012
			Credit			Credit
	Amount	LTV	Score	Amount	LTV	Score
	(Dollars in thousands)
Originations	$120,654	77%	767	$89,822	75%	761
Refinances by Bank customers	52,669	69	769	73,064	68	774
Correspondent purchases	47,289	69	770	47,591	68	764
Bulk purchases	--	--	--	--	--	--
	$220,612	73%	768	$210,477	71%	766

Total commitments to originate and purchase one- to four-family loans at June 30, 2012 were $227.9 million, compared to $136.2 million at March 31, 2012.  The $91.7 million increase in the commitments to originate and purchase amount was due primarily to a $67.7 million increase in correspondent purchase loan commitments.  This increase was due to the Bank offering more competitive rates to its correspondent lenders.

The following tables present the annualized prepayment speeds of our fixed-rate one- to four-family loan portfolio, including our fixed-rate one- to four-family construction and non-performing loans for the quarters ended June 30, 2012 and March 31, 2012.  Loan refinances are considered a prepayment and are included in the prepayment speeds presented below.  The annualized prepayment speeds are presented with and without endorsements.

	June 30, 2012
		Prepayment Speed (annualized)
	Principal	Including	Excluding
Original Term	Balance	Endorsements	Endorsements
	(Dollars in thousands)
15 years or less	$1,037,753	21.46%	15.46%
More than 15 years	3,150,868	27.00	13.05
	$4,188,621	25.63%	13.65%

	March 31, 2012
		Prepayment Speed (annualized)
	Principal	Including	Excluding
Original Term	Balance	Endorsements	Endorsements
	(Dollars in thousands)
15 years or less	$1,055,299	23.19%	14.00%
More than 15 years	3,138,078	36.59	11.45
	$4,193,377	33.22%	12.09%

Asset Quality

In the following tables, correspondent purchased loans are included with originated loans and bulk purchased loans are reported as purchased loans.  The following tables present loans 30 to 89 days delinquent, non-performing loans, and OREO at the dates indicated.  Non-performing loans are nonaccrual loans that are 90 or more days delinquent, are in the process of foreclosure, or TDRs that were either nonaccrual or did not receive a credit evaluation prior to the restructuring and have not made six consecutive monthly payments per the restructured loan terms.

	Loans Delinquent for 30 to 89 Days at:
	June 30,		March 31,		September 30,		June 30,
	2012		2012		2011		2011
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
Loans 30 to 89 Days Delinquent:	(Dollars in thousands)
One- to four-family:
Originated	138	$14,658	122	$13,434	178	$19,710	158	$17,669
Purchased	37	8,463	38	7,343	34	6,199	38	6,150
Multi-family and commercial	--	--	--	--	--	--	--	--
Construction	--	--	--	--	--	--	--	--
Consumer Loans:
Home equity	31	526	33	616	43	759	36	837
Other	13	128	20	342	14	92	16	77
	219	$23,775	213	$21,735	269	$26,760	248	$24,733
30 to 89 days delinquent loans
to total loans receivable, net		0.46%		0.42%		0.52%		0.48%

	Non-Performing Loans and OREO at:
	June 30,		March 31,		September 30,		June 30,
	2012		2012		2011		2011
	Number	Amount	Number	Amount	Number	Amount	Number	Amount
	(Dollars in thousands)
Loans 90 or More Days Delinquent:
One- to four-family:
Originated	94	$9,326	103	$12,442	106	$12,375	111	$12,023
Purchased	47	11,792	49	12,485	46	13,749	49	15,637
Consumer Loans:
Home equity	21	505	14	327	21	380	24	322
Other	5	20	4	10	3	3	5	52
	167	21,643	170	25,264	176	26,507	189	28,034
Nonaccrual TDRs less than 90 Days Delinquent:(1)
One- to four-family:
Originated	28	4,201	31	4,771	--	--	--	--
Purchased	--	--	1	324	--	--	--	--
Consumer Loans	--	--	1	10	--	--	--	--
	28	4,201	33	5,105	--	--	--	--
Total non-performing loans	195	25,844	203	30,369	176	26,507	189	28,034

Non-performing loans as a percentage of total loans		0.50%		0.58%		0.51%		0.54%

OREO:
One- to four-family:
Originated(2)	74	7,497	76	7,425	74	6,942	73	6,627
Purchased	5	1,007	11	2,851	12	2,877	16	3,437
Consumer Loans:
Home equity	1	9	2	21	--	--	--	--
Other	--	--	--	--	--	--	--	--
Other(3)	1	1,400	1	1,502	1	1,502	--	--
	81	9,913	90	11,799	87	11,321	89	10,064
Total non-performing assets	276	$35,757	293	$42,168	263	$37,828	278	$38,098

Non-performing assets as a percentage of total assets		0.38%		0.44%		0.40%		0.40%

(1)Included in the nonaccrual amount at June 30, 2012 are $604 thousand of TDRs that are also reported in the 30 to 89 days delinquent category and $3.6 million that are currently performing in accordance with the restructured terms but have not made six consecutive monthly payments per the restructured loan terms.

(2)Real estate related consumer loans where we also hold the first mortgage are included in the one- to four-family category as the underlying collateral is one- to four-family property.
(3)Other OREO represents a single property the Bank purchased for a potential branch site but now intends to sell.

The following table presents the activity for the ACL and related ratios at the dates and for the periods indicated.  In January 2012, management implemented a loan charge-off policy as OCC Call Report requirements do not permit the use of SVAs, which the Bank was previously utilizing for potential loan losses, as permitted by our previous regulator.  As a result of the implementation of the charge-off policy, $3.5 million of SVAs were charged-off during the March 31, 2012 quarter, which are reflected in the activity for the nine months ended June 30, 2012.  These charge-offs did not impact the provision for credit losses, and therefore had no additional income statement impact, as the amounts were expensed in previous periods.

	For the Three Months Ended		For the Nine Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(Dollars in thousands)
Balance at beginning of period	$12,559	$13,814	$15,465	$14,892
Charge-offs:
One- to four-family loans--originated	227	133	814	299
One- to four-family loans--purchased	498	26	4,652	2,006
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	60	36	246	133
Other consumer loans	5	3	24	8
Total charge-offs	790	198	5,736	2,446
Recoveries:
One- to four-family loans--originated	--	--	--	--
One- to four-family loans--purchased	6	--	6	--
Multi-family and commercial loans	--	--	--	--
Construction	--	--	--	--
Home equity	2	--	2	--
Other consumer loans	--	--	--	--
Recoveries	8	--	8	--
Net charge-offs	782	198	5,728	2,446
Provision for loan losses	--	1,240	2,040	2,410
Balance at end of period	$11,777	$14,856	$11,777	$14,856

Ratio of net charge-offs during the period to
average loans outstanding during the period	0.01%	--%	0.11%	0.05%
Ratio of net charge-offs during the period to
average non-performing assets	2.01	0.50	15.57	6.12
ACL to non-performing loans at period end	45.57	52.99
ACL to loans receivable, net at period end	0.23	0.29

Securities Portfolio

The following table presents the distribution of our MBS and investment securities portfolios, at amortized cost, at the dates indicated.  The majority of the MBS and investment portfolios are composed of securities issued by the U.S. government sponsored enterprises (“GSEs”).  The WAL is the estimated remaining maturity (in years) after projected prepayment speeds and projected call option assumptions have been applied.  Yields on tax-exempt securities are not calculated on a taxable equivalent basis.

	June 30, 2012			March 31, 2012			September 30, 2011
	Balance	Yield	WAL	Balance	Yield	WAL	Balance	Yield	WAL
	(Dollars in thousands)
Fixed-rate securities:
MBS	$1,630,197	2.93%	3.7	$1,696,435	2.97%	3.8	$1,476,660	3.51%	4.2
GSE debentures	1,135,943	1.15	0.8	1,196,408	1.14	1.4	1,380,028	1.09	0.9
Municipal bonds	53,346	2.95	2.0	53,421	3.02	2.1	59,622	3.02	2.3
Total fixed-rate securities	2,819,486	2.21	2.5	2,946,264	2.23	2.8	2,916,310	2.36	2.6

Adjustable-rate securities:
MBS	845,258	2.72	6.3	891,297	2.79	7.7	893,655	2.85	7.1
Trust preferred securities	2,932	1.72	25.0	2,954	1.73	25.2	3,681	1.60	25.7
Total adjustable-rate securities	848,190	2.72	6.4	894,251	2.79	7.7	897,336	2.85	7.2
Total securities portfolio, at amortized cost	$3,667,676	2.33%	3.4	$3,840,515	2.36%	3.9	$3,813,646	2.47%	3.7

Deposit Portfolio

The following table presents the amount, average rate and percentage of total deposits for checking, savings, money market and certificates of deposit (including public units and brokered deposits) at the dates presented.

	June 30, 2012			September 30, 2011
		Average	% of		Average	% of
	Amount	Rate	Total	Amount	Rate	Total
	(Dollars in thousands)
Checking	$607,391	0.08%	13.2%	$551,632	0.08%	12.3%
Savings	263,247	0.14	5.7	253,184	0.41	5.6
Money market	1,098,931	0.30	24.0	1,066,065	0.35	23.7
Retail certificates of deposit	2,347,195	1.56	51.1	2,434,187	1.91	54.2
Public units/brokered deposits	275,673	0.97	6.0	190,105	1.31	4.2
	$4,592,437	0.95%	100.0%	$4,495,173	1.21%	100.0%

As of June 30, 2012, certificates of deposit were scheduled to mature as follows:

	Amount Due
		More than	More than
	1 year	1 year to	2 years to	More than
	or less	2 years	3 years	3 years	Total
	(Dollars in thousands)
0.00 – 0.99%	$684,708	$190,148	$17,165	$5,000	$897,021
1.00 – 1.99%	350,212	97,979	215,087	234,584	897,862
2.00 – 2.99%	124,493	209,881	265,516	108,028	707,918
3.00 – 3.99%	75,869	12,110	18,767	520	107,266
4.00 – 4.99%	11,932	460	238	171	12,801
	$1,247,214	$510,578	$516,773	$348,303	$2,622,868

Weighted average rate	1.10%	1.68%	2.01%	1.91%	1.50%
Weighted average maturity (in years)	0.5	1.4	2.5	3.8	1.5
Weighted average maturity for the retail certificate of deposit portfolio (in years)					1.5

Borrowings

The following table presents the maturity of FHLB advances, at par, and repurchase agreements as of June 30, 2012.  The balance of FHLB advances excludes the deferred gain on the terminated interest rate swaps and the deferred prepayment penalty.

			Weighted	Weighted
	FHLB	Repurchase	Average	Average
Maturity by	Advances	Agreements	Contractual	Effective
Fiscal year	Amount	Amount	Rate	Rate(1)
	(Dollars in thousands)
2012	$100,000	$--	4.27%	4.27%
2013	325,000	145,000	3.68	4.06
2014	450,000	100,000	3.33	3.96
2015	600,000	20,000	1.73	1.97
2016	475,000	--	2.60	3.35
2017	400,000	--	3.17	3.21
2018	200,000	100,000	2.90	2.90
	$2,550,000	$365,000	2.89%	3.25%

(1)The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.

The following table presents the maturity of borrowings and certificates of deposit, split between retail and public unit/brokered deposit amounts, for the next four quarters as of June 30, 2012.

		Weighted		Weighted	Public Unit/	Weighted		Weighted
		Average	Retail	Average	Brokered	Average		Average
Maturity by	Borrowings	Contractual	Certificate	Contractual	Deposit	Contractual		Contractual
Quarter End	Amount	Rate	Amount	Rate	Amount	Rate	Total	Rate
	(Dollars in thousands)
September 30, 2012	$100,000	4.27%	$307,891	1.31%	$100,772	0.15%	$508,663	1.66%
December 31, 2012	100,000	3.06	265,028	1.05	38,042	0.22	403,070	1.47
March 31, 2013	50,000	3.48	253,479	1.20	20,042	0.36	323,521	1.50
June 30, 2013	250,000	3.81	239,903	1.29	22,057	2.02	511,960	2.55
	$500,000	3.72%	$1,066,301	1.21%	$180,913	0.42%	$1,747,214	1.85%

The following table presents FHLB advance and repurchase agreement activity for the periods presented.  Line of credit activity is excluded from the following table due to the short-term nature of the borrowings.  The effective rate includes the net impact of the amortization of deferred prepayment penalties resulting from the prepayment of certain FHLB advances and deferred gains related to the termination of interest rate swaps.  Rates on new borrowings are fixed-rate.  The weighted average maturity (“WAM”) is the remaining weighted average contractual term in years.  The beginning and ending WAMs represent the remaining maturity at each date presented.  For new borrowings, the WAMs presented are as of the date of issue.

	For the Three Months Ended
	June 30, 2012				March 31, 2012				December 31, 2011
		Contractual	Effective			Contractual	Effective			Contractual	Effective
	Amount	Rate	Rate	WAM	Amount	Rate	Rate	WAM	Amount	Rate	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	2.89%	3.25%	3.1	$2,915,000	3.19%	3.47%	3.0	$2,915,000	3.48%	3.76%	3.0
Maturities and prepayments:
FHLB advances	--	--	--		(350,000)	3.22	3.22		(100,000)	3.94	3.94
Repurchase agreements	--	--	--		--	--	--		(150,000)	4.41	4.41
New borrowings:
FHLB advances	--	--	--	--	350,000	0.76	1.37	3.3	250,000	0.84	0.84	2.9
Ending principal balance	$2,915,000	2.89%	3.25%	2.8	$2,915,000	2.89%	3.25%	3.1	$2,915,000	3.19%	3.47%	3.0

	For the Nine Months Ended
	June 30, 2012				June 30, 2011
		Contractual	Effective			Contractual	Effective
	Amount	Rate	Rate	WAM	Amount	Rate	Rate	WAM
	(Dollars in thousands)
Beginning principal balance	$2,915,000	3.48%	3.76%	3.0	$2,991,000	3.70%	3.98%	3.0
Maturities and prepayments:
FHLB advances	(450,000)	3.38	3.38		(200,000)	4.71	4.71
Repurchase agreements	(150,000)	4.41	4.41		(150,000)	3.78	3.78
New borrowings:
FHLB advances	600,000	0.79	1.15	3.2	300,000	2.82	2.82	6.9
Repurchase agreements	--	--	--	--	100,000	3.35	3.35	7.0
Ending principal balance	$2,915,000	2.89%	3.25%	2.8	$3,041,000	3.53%	3.80%	3.1

Average Rates and Lives

The following table presents the weighted average yields/rates and WALs (in years) of our assets and liabilities as of June 30, 2012.  Yields include the amortization of fees, costs, premiums and discounts which are considered adjustments to the yield.

	June 30, 2012
	Amount	Yield/Rate	WAL
	(Dollars in thousands)
Investment securities(1)	$1,195,589	1.23%	0.9
MBS(1)	2,510,659	2.86	4.6
Loans receivable:(2)
Fixed-rate one- to four-family:
<= 15 years	1,037,746	4.15	2.4
> 15 years	3,122,790	4.64	3.4
Adjustable-rate one- to four-family:
<= 36 months	121,113	3.45	3.0
> 36 months	714,191	3.33	2.8
All other loans	260,963	5.28	1.5
Total loans receivable	5,256,803	4.37	3.0
Transaction deposits(3)	1,969,569	0.21	6.8
Certificates of deposit	2,622,868	1.50	1.5
Borrowings(4)	2,915,000	2.89	2.8

(1)The WAL of investment securities and MBS is the estimated remaining maturity after projected prepayment speeds and projected call option assumptions have been applied.

(2)The WAL of the loans receivable portfolio is derived from a proprietary interest rate risk model, which takes into account prepayment speeds.

(3)The WAL of transactional (checking, savings, and money market) deposits is derived from a proprietary interest rate risk model and based upon historical analysis of decay rates on deposit accounts.

(4)Rate presented is contractual rate.

At June 30, 2012, the Bank’s one-year gap between the amount of interest-earning assets and interest-bearing liabilities projected to reprice was $1.53 billion, or 16.5% of total assets.  If we experience the magnitude of asset repricing as indicated with the one-year gap, downward pressure may be placed on our net interest margin.  Should interest rates rise, the amount of interest-earning assets expected to reprice will likely decrease from estimated levels as borrowers and agency debt issuers will have less economic incentive to modify their costs of borrowings.  If interest rates were to increase 200 basis points, the Bank’s one-year gap would be negative $125.0 million, or (1.34)% of total assets.  The change from a positive gap amount at June 30, 2012 to a negative gap amount in the +200 basis points scenario is due to a significant decrease in the amount of assets expected to reprice if rates were to increase 200 basis points.  The amount of interest-bearing liabilities expected to reprice in a given period is not usually impacted by changes in interest rates because the Bank’s borrowings and certificates of deposit portfolios have contractual maturities and generally cannot be terminated early without a prepayment penalty.  The majority of interest-earning assets anticipated to reprice in the coming year are mortgages and MBS, both of which have the option to prepay without a fee paid by the contract holder.  As interest rates decrease, borrowers have an economic incentive to refinance or endorse their loans to the lower market interest rates.  This was evident by the volume of mortgages that were endorsed or refinanced during fiscal year 2011 and continuing into fiscal year 2012 as a result of the decrease in market interest rates.  In addition, cash flows from the Bank’s callable investment securities are anticipated to continue in the coming year as the issuers of these securities will likely exercise their option to call the securities in order to issue new debt securities at lower market rates.  Any decrease in the net interest margin due to interest-earning assets repricing downward will likely be partially offset by a further decrease in our cost of funds.

Average Balance Sheet

The following tables present the average balances of our assets, liabilities and stockholders’ equity and the related annualized yields and rates on our interest-earning assets and interest-bearing liabilities for the periods indicated and the weighted average yield/rate on our interest-earning assets and interest-bearing liabilities at June 30, 2012.  Average yields are derived by dividing annualized income by the average balance of the related assets and average rates are derived by dividing annualized expense by the average balance of the related liabilities, for the periods shown.  Average outstanding balances are derived from average daily balances.  The yields and rates include amortization of fees, costs, premiums and discounts which are considered adjustments to yields/rates. Yields on tax-exempt securities were not calculated on a tax-equivalent basis.

	At	For the Nine Months Ended
	June 30, 2012	June 30, 2012			June 30, 2011
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
Assets:		(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	4.38%	$5,215,165	$178,007	4.55%	$5,138,334	$189,890	4.93%
MBS(2)	2.86	2,460,912	54,686	2.96	1,950,105	52,379	3.58
Investment securities(2)(3)	1.23	1,292,582	12,535	1.29	1,577,914	14,621	1.24
Capital stock of FHLB	3.43	128,859	3,313	3.43	123,146	2,710	2.94
Cash and cash equivalents	0.25	110,519	205	0.25	364,195	671	0.25
Total interest-earning assets(1)(2)	3.48	9,208,037	248,746	3.60	9,153,694	260,271	3.79
Other noninterest-earning assets		234,735			234,079
Total assets		$9,442,772			$9,387,773

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	0.08%	$562,619	$331	0.08%	$514,396	$330	0.09%
Savings	0.14	257,462	331	0.17	243,122	943	0.52
Money market	0.30	1,091,602	2,675	0.33	1,011,416	4,196	0.55
Certificates	1.50	2,615,323	32,353	1.65	2,811,165	43,497	2.07
Total deposits	0.95	4,527,006	35,690	1.05	4,580,099	48,966	1.43
FHLB advances(4)	3.17	2,499,915	62,641	3.35	2,377,063	67,638	3.80
Repurchase agreements	3.83	388,175	11,387	3.85	596,685	17,943	3.97
Other borrowings	--	--	--	--	36,917	855	3.05
Total borrowings	3.25	2,888,090	74,028	3.42	3,010,665	86,436	3.83
Total interest-bearing liabilities	1.83	7,415,096	109,718	1.97	7,590,764	135,402	2.38
Other noninterest-bearing liabilities		107,572			120,361
Stockholders’ equity		1,920,104			1,676,648
Total liabilities and stockholders’ equity		$9,442,772			$9,387,773
						(Continued)

	At	For the Nine Months Ended
	June 30, 2012	June 30, 2012			June 30, 2011
		Average	Interest		Average	Interest
	Yield/	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Rate	Balance	Paid	Rate	Balance	Paid	Rate
		(Dollars in thousands)

Net interest income(5)			$139,028			$124,869
Net interest rate spread(6)	1.65%			1.63%			1.41%
Net interest-earning assets		$1,792,941			$1,562,930
Net interest margin(7)				2.01			1.82
Ratio of interest-earning assets
to interest-bearing liabilities				1.24			1.21

Selected performance ratios:
Return on average assets (annualized)				0.80%			0.31%
Return on average equity (annualized)				3.94			1.72
Average equity to average assets				20.33			17.86
Operating expense ratio				0.95			1.55
Efficiency ratio				42.52			76.20

						(Concluded)

(1)Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent. Balances include loans held-for-sale (“LHFS”).

(2)MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)The average balance of investment securities includes an average balance of nontaxable securities of $55.8 million and $65.2 million for the nine months ended June 30, 2012 and June 30, 2011, respectively.

(4)The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5)Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)Net interest margin represents net interest income as a percentage of average interest-earning assets.

	For the Three Months Ended
	June 30, 2012			March 31, 2012
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
Assets:	(Dollars in thousands)
Interest-earning assets:
Loans receivable(1)	$5,217,454	$57,547	4.41%	$5,236,465	$59,785	4.57%
MBS(2)	2,551,531	18,144	2.84	2,450,532	18,169	2.97
Investment securities(2)(3)	1,229,605	3,783	1.23	1,257,852	4,115	1.31
Capital stock of FHLB	130,597	1,111	3.42	129,515	1,111	3.45
Cash and cash equivalents	95,974	60	0.25	152,735	94	0.25
Total interest-earning assets(1)(2)	9,225,161	80,645	3.50	9,227,099	83,274	3.61
Other noninterest-earning assets	235,564			238,195
Total assets	$9,460,725			$9,465,294

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Checking	$591,302	$115	0.08%	$561,799	$109	0.08%
Savings	262,841	95	0.15	256,970	86	0.13
Money market	1,103,249	824	0.30	1,096,620	907	0.33
Certificates	2,628,067	10,034	1.53	2,624,122	10,733	1.64
Total deposits	4,585,459	11,068	0.97	4,539,511	11,835	1.05
FHLB advances(4)	2,526,349	19,859	3.16	2,526,848	20,443	3.25
Repurchase agreements	365,000	3,530	3.83	365,000	3,530	3.83
Total borrowings	2,891,349	23,389	3.25	2,891,848	23,973	3.32
Total interest-bearing liabilities	7,476,808	34,457	1.85	7,431,359	35,808	1.94
Other noninterest-bearing liabilities	99,825			98,696
Stockholders’ equity	1,884,092			1,935,239
Total liabilities and stockholders’ equity	$9,460,725			$9,465,294
					(Continued)

	For the Three Months Ended
	June 30, 2012			March 31, 2012
	Average	Interest		Average	Interest
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
	(Dollars in thousands)

Net interest income(5)		$46,188			$47,466
Net interest rate spread(6)			1.65%			1.67%
Net interest-earning assets	$1,748,353			$1,795,740
Net interest margin(7)			2.00			2.06
Ratio of interest-earning assets
to interest-bearing liabilities			1.23			1.24

Selected performance ratios:
Return on average assets (annualized)			0.79%			0.82%
Return on average equity (annualized)			3.96			3.99
Average equity to average assets			19.91			20.45
Operating expense ratio			0.97			0.93
Efficiency ratio			43.82			40.96

					(Concluded)

(1)Calculated net of unearned loan fees and deferred costs, and undisbursed loan funds.  Loans that are 90 or more days delinquent are included in the loans receivable average balance with a yield of zero percent. Balance includes mortgage LHFS.

(2)MBS and investment securities classified as AFS are stated at amortized cost, adjusted for unamortized purchase premiums or discounts.

(3)The average balance of investment securities includes an average balance of nontaxable securities of $52.5 million and $56.1 million for the quarters ended June 30, 2012 and March 31, 2012, respectively.

(4)The balance and rate of FHLB advances are stated net of deferred gains and deferred prepayment penalties.

(5)Net interest income represents the difference between interest income earned on interest-earning assets, such as loans, investment securities, and MBS, and interest paid on interest-bearing liabilities, such as deposits, FHLB advances, and other borrowings.  Net interest income depends on the balance of interest-earning assets and interest-bearing liabilities, and the interest rates earned or paid on them.

(6)Net interest rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)Net interest margin represents net interest income as a percentage of average interest-earning assets.